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                                                                    EXHIBIT 12.1

                          TENET HEALTHCARE CORPORATION
                          STATEMENT RE: COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                                                  FOR THE
                                                                             YEAR ENDED MAY 31,
                                                           ----------------------------------------
                                                             1994    1995     1996    1997    1998
                                                           ----------------------------------------

Income (loss) from continuing operations before
 income taxes                                                $314    $417    $  881   $(21)   $  647
Less: Equity in earnings of unconsolidated affiliates          27      43        25      1         5

Add:
    Cash dividends received from unconsolidated affiliates      3       8         6      5         4
    Portion of rents representative of interest                41      53        76     79        89
    Interest, net of capitalized portion                      157     251       425    417       464
    Amortization of previously capitalized interest             4       4         4      4         5
                                                           -----------------------------------------
Income, as adjusted                                           492     690     1,367    483     1,204
                                                           -----------------------------------------
                                                           -----------------------------------------
Fixed charges:

Interest, net of capitalized portion                          157     251       425    417       464
Capitalized interest                                            5       8        11     12        16
Portion of rents representative of interest                    41      53        76     79        89
                                                           -----------------------------------------
Total fixed charges                                          $203    $312    $  512   $508    $  569
                                                           -----------------------------------------
                                                           -----------------------------------------

Ratio of earnings to fixed charges(1):                       2.4X    2.2X      2.7X   1.0X      2.1X

(1) The ratio of earnings to fixed charges for the year ended May 31, 1998, on a pro forma basis, assuming that the 7-5/8% Senior Notes due 2008 and 8-1/8% Senior Subordinated Notes due 2008 had been issued as of June 1, 1997 and the proceeds applied to reduce indebtedness consistent with the historical refinancing which occurred in May 1998, is 2.2X.